EXHIBIT 10.7

2007 Director Fee Arrangements

Directors of Sound Community Bank (excluding Laura Lee Stewart, the President and Chief Executive Officer of the Bank, who receives no separate compensation for service as a director) receive compensation for their service on the board of directors of the Bank. This compensation is used to attract and retain qualified persons to serve as non-employee directors. In setting their compensation, the board of directors considers the significant amount of time and level of skill required for director service. The types and levels of director compensation are reviewed annually by the Compensation Committee, which makes recommendations for approval by the Board of Directors. For the year ended December 31, 2006, this compensation consisted of fees of $12,000 for the year, paid monthly, plus $700 for each board meeting attended, for a maximum of $20,400. Directors' fees in 2007 consist of $12,000 for the year, paid monthly, plus $825 fee for each board meeting attended for a maximum of $21,900. The directors are not paid additional fees for service on various board committees.